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                      SECURITIES  AND  EXCHANGE  COMMISSION
                            Washington,  D.C.  20549

                                 SCHEDULE  13G/A
                     Under the Securities Exchange Act of 1934

                         (Amendment  No.            )*


                                    E-Rex, Inc.
--------------------------------------------------------------------------------
                                (Name  of  Issuer)


                          Common  Stock,  par  value  $0.001
--------------------------------------------------------------------------------
                         (Title  of  Class  of  Securities)


                                    26883R107
--------------------------------------------------------------------------------
                                 (CUSIP  Number)


                                 January 15, 2003
--------------------------------------------------------------------------------
             (Date  of  Event  which  Requires  Filing  of  This  Statement)

     Check  the appropriate  box to  designate  the rule pursuant to  which this
Schedule is filed.

     [_]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued  on  following  pages)
                              (Page  1  of  4  Pages)

CUSIP  No.  26883R107                   13G                  Page  2 of 4 Pages

________________________________________________________________________________
1    NAME  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)

     Joseph Pacheco
________________________________________________________________________________
2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*

     (a)  [_]
     (b)  [X]
________________________________________________________________________________
3    SEC  USE  ONLY


________________________________________________________________________________
4    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

     U.S.
________________________________________________________________________________
5    SOLE  VOTING  POWER

     11,770,942
_____________________________________________________________
6    SHARED  VOTING  POWER


_________________________________________________________________
7    SOLE  DISPOSITIVE  POWER

     11,770,942
________________________________________________________________
8   SHARED  DISPOSITIVE  POWER


________________________________________________________________________________
9   AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON

     11,770,942
________________________________________________________________________________
10   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [_]
________________________________________________________________________________
11   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)

     8.8%
________________________________________________________________________________
12   TYPE  OF  REPORTING  PERSON*

     IN
________________________________________________________________________________
                     *SEE  INSTRUCTIONS  BEFORE  FILLING  OUT!

CUSIP  No.   26883R107                   13G                  Page  3 of 4 Pages

________________________________________________________________________________
Item  1.  Issuer.

     (a)   Name:                 E-Rex, Inc., a Nevada corporation.

     (b)   Address:              12000 Biscayne Boulevard, Suite 406, Miami,
                                 Florida  33181.

________________________________________________________________________________
Item  2.  Identity  and  Background.

     (a)  Name:                  Joseph Pacheco

     (b)  Business  Address:     12000 Biscayne Boulevard, Suite 406, Miami,
                                 Florida  33181.

     (c)  Citizenship            U.S.

     (d)  Title of Class of
          Securities:            Common stock, par value $0.001

     (e)  CUSIP Number:          26883R107
________________________________________________________________________________
Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Act

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act

     (c)  [_]  Insurance company as defined in section 3(a)(19) of the Act

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940

     (e)  [_]  An investment advisor in accordance with
               section 240.13d-1(b)(1)(ii)(E)

     (f)  [_]  An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F)

     (g)  [_]  A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G)

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

     (j)  [_]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

________________________________________________________________________________
Item  4.  Ownership

     (a)  Amount Beneficially Owned:     11,770,942 shares.


     (b)  Percent of Class:              8.8% of the issued and outstanding
                                         common stock of the Company.

     (c)  Number of shares as to
          which the entity has:

          (i)   sole power to vote
                or direct the vote       11,770,942 shares.

          (ii)  shared power to vote
                or direct the vote       None

          (iii) sole power to dispose
                or to direct the
                disposition of           11,770,942 shares.

          (iv)  shared power to
                dispose or to direct
                the disposition of       None

CUSIP  No.   26883R107                   13G                  Page  4 of 4 Pages

________________________________________________________________________________
Item  5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

________________________________________________________________________________
Item  6.  Ownership of More than Five Percent on Behalf of Another Person

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this items and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

     Not Applicable.
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

     Not Applicable.
________________________________________________________________________________
Item  8.   Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and
     Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

     Not Applicable.
________________________________________________________________________________
Item  9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

     Not Applicable.
________________________________________________________________________________
Item  10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having the purpose or effect.


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     January 17, 2003
                                          --------------------------------------
                                                          Date



                                          --------------------------------------
                                                        Signature


                                                       Joseph Pacheco
                                          --------------------------------------
                                                        Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the repre-sentative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).